PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income from continuing operations	$15,105	$9,825	$44,502	$32,110
Minority interest in continuing operations	3,769	8,112	12,423	20,472
Interest expense	304	513	866	2,612

Earnings from continuing operations available to cover fixed charges	$19,178	$18,450	$57,791	$55,194

Fixed charges (1)	$304	$513	$866	$2,612
Preferred stock dividends	11,255	8,498	31,757	23,408
Preferred partnership distributions	2,460	7,666	8,143	17,548

Combined fixed charges and preferred distributions	$14,019	$16,677	$40,766	$43,568

Ratio of earnings from continuing operations to fixed charges	63.1	36.0	66.7	21.1

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.1	1.4	1.3

	2004	2003	2002	2001	2000
Income from continuing operations	$46,449	$46,143	$45,731	$43,821	$44,599
Minority interest in continuing operations	24,746	29,576	28,208	25,440	24,651
Interest expense	3,054	4,015	5,324	1,715	1,481

Earnings from continuing operations available to cover fixed charges	$74,249	$79,734	$79,263	$70,976	$70,731

Fixed charges (1)	$3,054	$4,015	$5,612	$2,806	$2,896
Preferred stock dividends	33,020	15,784	15,412	8,854	5,088
Preferred partnership distributions	20,245	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions	$56,319	$39,039	$38,951	$25,767	$20,169

Ratio of earnings from continuing operations to fixed charges	24.3	19.9	14.1	25.3	24.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	2.0	2.0	2.8	3.5

1.	Fixed charges include interest expense plus capitalized interest

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
FFO	$25,770	$22,289	$77,411	$71,184
Interest expense	304	513	866	2,612
Minority interest in income — preferred units	2,460	7,666	8,143	17,548
Preferred stock distributions	11,255	8,498	31,757	23,408

FFO available to cover fixed charges	$39,789	$38,966	$118,177	$114,752

Fixed charges (2)	$304	$513	$866	$2,612
Preferred stock dividends (3)	11,255	8,498	31,757	21,542
Preferred partnership distributions (3)	2,460	4,794	7,842	14,409

Combined fixed charges and preferred distributions paid	$14,019	$13,805	$40,465	$38,563

Ratio of FFO to fixed charges	130.9	76.0	136.5	43.9

Ratio of FFO to combined fixed charges and preferred distributions paid	2.8	2.8	2.9	3.0

	2004	2003	2002	2001	2000
FFO (1)	$97,214	$97,448	$104,543	$95,472	$88,181
Interest expense	3,054	4,015	5,324	1,715	1,481
Minority interest in income — preferred units	20,245	19,240	17,927	14,107	12,185
Preferred stock distributions	33,020	15,784	15,412	8,854	5,088

FFO available to cover fixed charges	$153,533	$136,487	$143,206	$120,148	$106,935

Fixed charges (2)	$3,054	$4,015	$5,612	$2,806	$2,896
Preferred stock dividends (3)	31,154	15,784	15,412	8,854	5,088
Preferred partnership distributions (3)	17,106	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions paid	$51,314	$39,039	$38,951	$25,767	$20,169

Ratio of FFO to fixed charges	50.3	34.0	25.5	42.8	36.9

Ratio of FFO to combined fixed charges and preferred distributions paid	3.0	3.5	3.7	4.7	5.3

1.	FFO has been adjusted to include the effect of impairment charges

2.	Fixed charges include interest expense plus capitalized interest

3.	Excludes EITF Topic D-42 distributions